Exhibit 99.2

Tesco Corporation Announces Acquisition of Leading
Egyptian Tubular Services Company

For Immediate Release

Trading Symbol:
“TESO” on NASDAQ
October 19, 2011

Houston, Texas -- Tesco Corporation (“TESCO” or the “Company”) today announced the acquisition of Premiere Casing Services - Egypt S.A.E. (“PCS”), a leading indigenous tubular services company in Egypt. The transaction marks TESCO's first major entry into the Egyptian tubular services market and positions the Company for rapid expansion in the Egyptian onshore and offshore market from the established market position of PCS. The combination of TESCO's proprietary offerings, including its CDSTM and CASING DRILLINGTM technologies, with PCS's existing contract portfolio and regionally-mobile workforce also positions the Company for further expansion throughout North Africa and the broader Middle East region.

In the transaction, TESCO retains the entire PCS senior management team, and its skilled workforce of approximately 200 personnel, which TESCO plans to integrate into its Dubai-based Middle East Business Unit.  The acquisition is expected to be immediately accretive to TESCO's existing Tubular Services business.

Commenting on the transaction, Julio M. Quintana, TESCO's President and CEO said, “This acquisition is another step in our stated strategy of capturing tubular services companies in key geographical regions. The Middle East is a key strategic market for TESCO, particularly in our Tubular Services and CASING DRILLING™ segments. We are very pleased to welcome the Premiere Team to the TESCO family”.

Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and natural gas. TESCO® is a registered trademark in the United States and Canada. TESCO CASING DRILLING® is a registered mark in the United States. CASING DRILLING® is a registered mark in Canada and CASING DRILLING™ is a trademark in the United States. Casing Drive System™, CDS™, Multiple Control Line Running System™ and MCLRS™ are trademarks in the United States and Canada.

For further information please contact:
Julio Quintana (713) 359-7000
Bob Kayl (713) 359-7000
Tesco Corporation

FORWARD-LOOKING STATEMENTS

This release contains statements that may constitute “forward-looking statements” within the meaning of the US Private Securities Litigation Reform Act of 1995. These statements include, among others, statements regarding expectations of future revenues, activities, capital expenditures and earnings and technical results. These statements are based on current expectations that involve a number of risks and uncertainties, which could cause actual results to differ from those anticipated. These risks include, but are not limited to: the background risks of the drilling services industry (e.g. operational risks; potential delays or changes in plans with respect to customers' exploration or development projects or capital expenditures; the uncertainty of estimates and projections relating to levels of rental activities; uncertainty of estimates and projections of costs and expenses; risks in conducting foreign operations (e.g. political and fiscal instability) and exchange rate fluctuations); uncertainty and risks in technical results and performance of technology; and other uncertainties.